Exhibit 10.9

Rick Smith	Terms & Conditions of Employment

December 2009 Senior Management Grade 3

WRITTEN STATEMENT OF TERMS AND

CONDITIONS OF EMPLOYMENT

This Statement sets out some of your terms and conditions of employment and incorporates the written particulars required by the Employment Rights Act 1996 (as amended). This document, your offer letter, job description, and those elements of the staff information pack and any rules and procedures published by Chesapeake that are identified as having contractual effect constitute the Contract of Employment.

This Statement dated 21st January 2010 sets out certain particulars of the terms and conditions on which Chesapeake, known hereafter as “the Company” employs Rick Smith of 4 Skegby Hall Gardens, Skegby, Sutton-in-Ashfield, Nottinghamshire.

The terms of this Statement will commence from 1st February 2010.

For statutory purposes, you have been continuously employed since 15th December 1997.

1.	PLACE OF WORK

Your normal place of work is Nottingham or such other location within a reasonable distance of Nottingham. You may be required to travel throughout the UK and outside it as part of your job duties as directed by management from time to time. For the purposes of Part 1 of the Employment Rights Act 1996, it is not expected that you will be required to work outside the UK for more than one month at a time.

2.	JOB TITLE

Your job title is Group Chief Financial Officer & Divisional Finance Director, Pharmaceutical & Healthcare and you will be required to undertake all the duties that are appropriate to your job title and grade. This position is a Grade 3 job in the Company’s current management grade structure.

3.	JOB DUTIES AND JOB DESCRIPTION

Your job description is attached to this Statement (Schedule A) and forms part of your terms and conditions of employment.

Due to the evolving nature and changing demands of the Company’s business, your job description is only a guide to examples of the kind of job duties you are expected to undertake. Your duties may vary from time to time and you will be given advance warning (where practicable) of any such changes.

Rick Smith	Terms & Conditions of Employment

4.	HOURS OF WORK

Your normal hours of work are 9:00 am to 5:00 pm, Monday to Friday, with 1 hour for lunch. However, you may be required to work whatever additional hours the needs of the business may from time to time demand without additional payment.

5.	SALARY

Your salary is £120,000 per annum. You will be paid monthly on or around the 21st of each month by direct bank transfer. Salaries are usually reviewed annually on 1st April. Your next review will be 1st April 2011. There is no contractual entitlement to any increase in your salary but you will be notified in writing in any case when there is any change to your salary.

6.	DEDUCTIONS

For the purposes of the Employment Rights Act 1996, you authorise the Company at any time during the continuance of this agreement or following its termination (whether or not that termination is lawful) and in any event on termination of your employment, to deduct from your remuneration (which for this purpose includes salary, pay in lieu of notice, bonus, holiday and/or sick pay) all debts owed by you to the Company including but without limitation the balance of any loans outstanding (plus interest) advanced by the Company to you, the cost of repairing any damage or loss to the Company’s property caused by you , any overpayment of holiday and any loss suffered by the Company as a result of any neglect or breach of duty by you.

7.	MANAGEMENT INCENTIVE SCHEME

The Company has a discretionary Management Incentive Scheme (bonus scheme). The Company reserves the right to amend or withdraw the benefits of the bonus scheme at any time and reserves the right to terminate any employee’s participation in the bonus scheme at any time. Detail of the bonus scheme is set out in the Staff Information Pack.

8.	CAR RELATED CASH BENEFIT SCHEME

The Company operates a Car Related Cash Benefit Scheme and you have an eligibility level of 3 within the scheme and detail of the scheme is set out in the Staff Information Pack. The option of taking a car under the Scheme is available to those employees where there is a continued requirement for them to travel at least 10,000 miles a year on company business. You must comply with the provisions of the scheme and where a car is provided; take good care of the car and ensure that you comply with the terms of any insurance policy affecting the car. The car may not be taken outside the U K without our written consent.

Rick Smith	Terms & Conditions of Employment

The Company reserves the right to alter the terms of the scheme and/or the procedures at any time.

You must promptly notify the Company of any accident in which you are involved whilst driving a car on Company business or in which your Company car is involved, any cautions or charges against you by the Police including drink driving offences and of any endorsements imposed. You must comply at all times with the Road Traffic Acts, other relevant legislation and the Highway Code.

9.	MOBILE PHONE

Job Duties may require you to have the facilities of a mobile phone (or similar device e.g. BlackBerry Wireless Handheld). In such circumstances you agree to indemnify the Company in respect of any transmissions made by you on the equipment that are of a personal nature. If you incur any debt or liability to the Company in respect of personal transmissions then the Company may deduct from any salary or other payment due to you such amount or amounts as is necessary until the debt is repaid and the liability met.

You will at all times abide by any Company policies, currently in place and/or as amended from time to time, that relate to the use of above equipment.

10.	MEDICAL/HEALTHCARE BENEFITS

a)	Medical Insurance Scheme

You will remain a member of the private medical insurance scheme provided by the Company. Details of the current scheme can be provided by the Benefits Department on request.

b)	Health Screening

You will remain eligible for health screening medicals every 3 years up to age 45 and thereafter every 2 years. We currently use Nuffield Hospitals to provide this service.

c)	Personal Accident and Travel Insurance Scheme

You will remain eligible for cover under a Personal Accident and Travel Insurance Scheme policy. Details of the scheme will be provided by the Benefits Department on request.

d)	Sick Pay Scheme

Full details on the scheme including the period of entitlement based on length of service and absence procedure are contained in the staff information pack.

You are not entitled to receive sick pay if you are unable to work due to your health during any period in which you may be subject to disciplinary investigation or disciplinary proceedings. Any payment of sick pay made by us in those circumstances is discretionary.

Rick Smith	Terms & Conditions of Employment

If the Company asks, you will undergo a medical examination performed by a doctor and paid for by the Company. You authorise the Company to have access to any reports or reports produced as a result of that examination.

The Company reserves the right to vary the terms of (or change the insurer of) any of the above benefits or to withdraw any insurance related benefits if cover is not available for you and/or your partners and/or your children at reasonable rates

11.	HOLIDAYS

You are entitled to 26 days holiday each holiday year (accruing pro-rata) plus statutory holidays. In your first year of employment you will receive the amount of holiday actually accrued in the year.

The holiday year runs from January to to December. Holidays not taken in the year of entitlement will, unless otherwise agreed by the Company in writing, be lost. You will be subject to all the rules of the Holiday Policy which is set out in the staff information pack. Holiday dates must be approved in writing beforehand.

On termination of your employment any accrued but un-taken holiday will be paid on a pro-rata basis in proportion to each complete month of service in the holiday year prior to such termination.

We may decide whether or not any holiday that you have taken forms part of your entitlement under the Working Time Regulations. Unless we decide otherwise, it is assumed that holidays accruing under those Regulations are taken first.

12.	RETIREMENT & PENSION SCHEME

The Company’s retirement age is 65 for male and female employees and your employment will terminate automatically and without notice on the last day of the month in which your 65th birthday falls.

You will remain a member of your current pension provision.

The company reserves the right to revise or withdraw pension provision under the Plan and/or to substitute the Plan by a replacement arrangement.

13.	PROFESSIONAL BODIES

The Company will pay the annual membership fee for one relevant professional body.

Rick Smith	Terms & Conditions of Employment

14.	TERMINATION & NOTICE

In the event of your leaving the Company you are required to give the Company 6 month’s notice whilst the Company is required to give you 12 month’s notice.

The Company reserves the right to dismiss you without notice or payment in lieu of notice if it has reasonable grounds to believe you are guilty of gross misconduct or gross negligence or other substantial grounds justifying your immediate dismissal including any significant breach of your contractual obligations and having particular regard to the Company’s policies and procedures, including the disciplinary procedure.

The Company reserves the right to suspend you on full pay in situations of alleged acts of indiscipline whilst investigations are carried out.

15.	STAFF INFORMATION PACK

The staff information pack contains details of other terms and conditions together with copies of core Company Policies and Procedures. The Company reserves the right to revise or replace its policies and procedures from time to time. Where there is a conflict between this Statement and any other terms and conditions this Statement shall prevail. You must comply with all of our rules, policies and procedures contained in the information pack therefore it is very important that you read and fully understand everything in the information pack. Should you have any queries you should ask the Personnel Department for clarification and guidance.

16.	SAFETY/HYGIENE POLICY

You will undertake to comply with the Company policy on all health/hygiene, safety and environmental matters. A copy of the policy is contained in the staff information pack.

17.	DISCIPLINARY RULES AND GRIEVANCE PROCEDURE

You are subject to the Company’s Disciplinary Rules and Procedures and Grievance and Disputes Procedure. Copies of the respective policies are contained in the staff information pack. In cases of gross misconduct the Company reserves the right to dismiss you without notice or pay in lieu. You have the right to appeal against any disciplinary decision and details of this are set out in the procedure. In all other cases should you be dissatisfied with any other matter affecting your employment you have the right to raise the issue with your immediate Manager as part of the company’s grievance procedure. The Company’s Disciplinary Rules and Procedures and Grievance and Disputes Procedure do not form part of your Contract of Employment and do not give rise to any contractual rights as between you and the Company.

18.	DUTY OF CONFIDENTIALITY

You shall not either during the period of employment with the Company, or thereafter, discuss with or divulge to any person, firm, company, partnership or organisation or otherwise use any information of a secret or confidential nature relating to the Company, or the Group of which it is a part, or those with whom they deal or acquired during your

Rick Smith	Terms & Conditions of Employment

period of employment. Confidential information includes (but is not limited to) details about the Company’s clients, customers, suppliers, employees, actual, potential or past and all details relating to information on any of its databases as well as other information which is identified as confidential or by its nature is confidential. The restrictions contained in this clause shall cease to apply to information which becomes publicly known or where disclosure or use is legitimate in the course of the employment.

19.	ALL PROPERTIES TO BE RETURNED ON TERMINATION

You are required to return to the Company, before the end of your employment, or immediately after should your employment terminate without notice or at any other time at the reasonable request of the Company, all property belonging to the Company or the Group of which it forms a part, or relating to its/their business including all papers, documents, keys, credit cards, computer media and cars. This obligation extends to all notes, extracts, summaries or copies of any documents howsoever stored. You will be required to sign an undertaking that all such property has been duly returned.

20.	REPRESENTING THE COMPANY

You are not permitted to represent yourself as an authorised agent for the Company except where specifically authorised to do so. On termination of your employment you must not hold yourself out as being an employee of the Company. Should there be any misrepresentation or intention to deceive in this respect, or any attempt to interfere with the relationships between the Company and its existing or potential clients, suppliers or agents, the Company may take proceedings against you to prevent such action and to recover any loss incurred as a result.

21.	NON-SOLICITATION AND NON-COMPETITION

a)	In order to protect the legitimate business interests of the Company you agree that you will not, without the prior written consent of the Company for a period of 3 months after the termination of your employment howsoever caused and whether on your own behalf or on behalf of any other person firm or company-

i)	engage or be concerned whether directly or indirectly in any business which competes in any way whatsoever (whether directly or indirectly) with such part or parts of the Company’s business with which you were concerned to a material extent during the final year of your employment with The Company.

ii)	solicit, accept the custom or business of or deal with in competition with the Company, the custom or business of any person who during the period of 12 months immediately preceding the termination of your employment was a customer or supplier of the Company and with whom you had personal contact or dealings on behalf of the Company and in relation to such part or parts of the Company’s business with which you were concerned to a material extent during the final year of your employment with the Company.

Rick Smith	Terms & Conditions of Employment

iii)	approach or solicit any person who, during the final year of your employment was a senior employee or officer of the Company with whom you had a working relationship with a view to recruiting that person to a business venture which competes (or which will, once operational, compete) with such part or parts of the Company’s business with which you were concerned to a material extent during the final year of your employment with The Company.

b)	The restrictions contained in this clause are considered necessary and reasonable by the parties. In the event that the restrictions are found to be void unless some part of it were deleted or the period of application reduced then such restriction shall apply with such modifications as may be necessary to make it valid or effective.

22.	GARDEN LEAVE AND PAYMENT IN LIEU OF NOTICE

a)	The Company reserves the right where either you or the Company gives notice to terminate the employment or otherwise purports to terminate the employment, to exclude you from all or any of the Company’s places of business, and to require you to remain at home during all or part of the contractual notice period and/or to perform other tasks outside the normal scope of your duties.

b)	The Company may require you not to have any contact with any of its customers, suppliers or its other business contacts and, where appropriate, its employees during any such period.

c)	Where the Company requires you to stay at home or perform other duties under this clause, the Company is relieved from any obligation whatsoever to provide you with work to do, and your normal duties of work as described in this Statement will be suspended for the duration of the notice period. For the avoidance of doubt your employment continues during this period, including your obligations of confidentiality, fidelity and not to have other business interests. The Company will continue to pay your salary and provide all other contractual benefits to which you are entitled for the notice period (provided that it may instead provide you with the cash equivalent of all or any of such benefits).

d)	The Company may require you to take or not to take all or part of any outstanding holiday during your notice period.

e)	The Company at its absolute discretion reserves the right to terminate your employment with immediate effect and pay you in lieu of any notice of termination or any part therefore outstanding (irrespective of whether you have served notice or the Company has served notice). Bonus and incentive payments will be excluded from the calculation of payment to be made in lieu of notice.

Rick Smith	Terms & Conditions of Employment

23.	OTHER BUSINESS INTERESTS

You shall not, whilst in the employment of the Company or any other division within the or any other division of the Company, including affiliated companies being part of Chesapeake, be engaged in any other business or employment whatsoever without the previous consent, in writing, of the Company, and you shall devote the whole of your working time, attention and abilities exclusively to the business of the Company and in all respects obey and conform to the orders and regulations from time to time issued by the Company, and shall at all times well and faithfully serve the Company.

24.	INVENTIONS AND DISCOVERIES

Every invention, improvement or discovery made or discovered by you during the period of your employment with the Company and arising out of, or in consequence of, such employment shall be deemed to have been made by and on behalf of the Company and shall belong to the Company exclusively and you shall forthwith provide to the Company full particulars of each such invention, improvement and discovery. You shall at the request and cost of the Company both whilst in such employment and thereafter take such steps as the Company may direct to procure the granting of Letters of Patent in the U.K. and similar protection abroad in respect of every invention, improvement and discovery and shall execute all assignments, licences and other documents required by the Company to deal with the said Letters of Patent, other intellectual property rights and/or similar protection in such a manner as the Company may think fit.

25.	SHARE DEALING RULES

You agree to comply with the terms of any share dealing rules that may be issued by the company from time to time.

26.	DATA COLLECTION

As part of your terms and conditions of employment, you give the Company permission to collect, retain and process information about you, including your age, sex, ethnic origin and attendance at work. This information will be used so that we can monitor our compliance with the law and best practice in terms of employment relations equal opportunity and non-discrimination and exercise, administer or perform any right or obligation in connection with your employment. The information which we hold will be checked with you from time to time to ensure that it remains up to date. You agree to keep us informed of any changes to your personal data and to comply with the Data Protection Act 1998.

Rick Smith	Terms & Conditions of Employment

27.	OTHER AGREEMENTS

You acknowledge that there are no other agreements or arrangements whether written, oral or implied between you and the Company relating to your employment other than those expressly set out or referred to in this Statement. In particular, you acknowledge that these terms and conditions are in substitution for all other terms and conditions entered into between you and the Company and that you have no claim whatsoever against the Company in respect of a waiver of your rights under any former terms and conditions of employment.

There are no collective agreements that directly affect the terms and conditions of your employment.

28.	SEVERABILITY

If any part or term or provision of this Agreement, not being of a fundamental nature, is held to be illegal or unenforceable the validity or enforceability of the remainder of this Agreement shall not be affected.

29.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

This agreement does not confer any rights on your spouse or dependents or on any other third party under the Contracts (Rights of Third Parties) Act 1999.

30.	PROPER LAW

This Agreement shall be governed, construed and take effect in all respects in accordance with English Law and the English courts shall have exclusive jurisdiction regarding any dispute under it.

/s/ Jerry Kerins
Signed on behalf of the Company - Jerry Kerins

Date:

I have read, understood and accept the Terms and Conditions of Employment as stated and referred to above and those contained in my offer letter and set out in the staff information pack, which are relevant to my employment with the Company.

/s/ Rick Smith
Signed (Rick Smith)

Date: